Exhibit 99.1

NEWS RELEASE

Contact: Brooke Hart Brooke.Hart@hii-co.com (202) 329-5285

HII Names Chris Kastner President & CEO;

Mike Petters to Become Executive Vice Chairman of the Board

NEWPORT NEWS, Va. (Jan. 28, 2022) — Huntington Ingalls Industries (NYSE:HII) announced Thursday its board of directors elected Chief Operating Officer Chris Kastner to become HII president and chief executive officer, consistent with the company’s succession plan. The board also elected president and CEO Mike Petters to become executive vice chairman of the board for a transition period. Both changes are effective March 1.

Petters and Kastner, who has acted over the past decade as chief financial officer, head of corporate strategy and divisional financial officer, are credited with nurturing the company’s current $48 billion shipbuilding backlog. The pair also steered its recent technology-oriented acquisitions to strengthen and broaden the capabilities HII delivers to customers.

“We’ve spent the past 11 years building a company for the 21st century,” said Petters, who took the helm of HII when Northrop Grumman spun off its shipbuilding business in 2011, after leading in various capacities for 24 years within HII’s shipbuilding divisions. “HII is now that company, with a leadership team and portfolio to serve our nation’s critical national security needs. I am proud of the work we have done together and excited to watch the company fulfill its promise. I have complete confidence in Chris and the senior leadership team in this next chapter.”

Starting March 1, Petters will support the leadership transition as executive vice chairman and will remain an HII employee through 2022, during which time he will continue to represent HII. Succeeding Petters as CEO, Kastner brings extensive leadership and program management experience. Kastner was promoted to his current COO position in February 2021, after serving as HII’s executive vice president and chief financial officer since March 2016. Kastner also served as vice president and CFO for HII’s Ingalls Shipbuilding division based in Pascagoula, Mississippi. Prior to HII’s spin-off from Northrop Grumman in 2011, he held increasingly responsible positions on the B-2, Joint STARS and Global Hawk programs, and served as corporate director of strategic transactions. His selection to succeed Petters is part of HII’s multi-year succession planning process.

“Given HII’s support for national security, the company takes business continuity extremely seriously,” said Kirk Donald, chairman of the board of HII. “We are grateful to Mike for his immeasurable contribution to the nation, and for what is now a supremely responsible leadership hand-off. The entire board joins me in congratulating Chris as he takes the helm of HII. The company’s workforce and customers can be confident that HII’s work will carry on with the same great sense of mission and service to our customers and our country.”

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

In addition to overseeing HII’s growth during his leadership tenure, Petters has also become a leading voice in the business community on matters of ethics, pre-K education and workforce development. Petters will also continue to serve as chairman of the board of governors of the Aerospace Industry Association, an advocacy organization on behalf of aerospace and defense companies.

Photos accompanying this release are available at: https://newsroom.huntingtoningalls.com/releases/kastner-petters-transition.

HII is a global engineering and defense technologies provider. With a 135-year history of trusted partnerships in advancing U.S. national security, HII delivers critical capabilities ranging from the most powerful and resilient maritime platforms ever built, to unmanned systems, ISR and AI/ML analytics. HII leads the industry in mission-driven solutions that support and enable a connected, integrated full spectrum force. Headquartered in Newport News, Virginia, HII’s skilled workforce is 44,000 strong. For more information, visit:

•	HII on the web: www.HII.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: www.twitter.com/hiindustries

•	HII on YouTube: www.youtube.com/huntingtoningalls

•	HII on Instagram: www.instagram.com/huntingtoningalls

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media